Exhibit 99.1

News Release

Contact:	Ron Gruendl	Corporate Affairs
	(412) 234-7157	One Mellon Center
	gruendl.rr@mellon.com	Pittsburgh, PA 15258-0001

FOR IMMEDIATE RELEASE

MELLON ACQUIRES CLEARTRAN

— Addition strengthens Mellon’s Working Capital Solutions’ electronic and online bill payment solutions —

PITTSBURGH, PA, September 6, 2006 — Mellon Financial Corporation today announced that it has acquired ClearTran, a leading provider of electronic and online bill payment solutions. As consumers continue to prefer the convenience of paying their bills from anywhere at any time, this acquisition complements Mellon’s long -standing presence in the electronic and paper-based consumer receivables marketplace. This acquisition gives Mellon’s corporate clients another payment alternative for their customers, which can easily be integrated into their current receivables workflow. Under the terms of the transaction, ClearTran becomes part of the Mellon Working Capital Solutions (WCS) business effective immediately, but remains based in Parsippany, NJ. No other transaction terms were announced.

“Like Mellon, ClearTran focuses on helping companies identify and implement solutions that will accelerate their cash flow, while promoting quality, customer service and reliable process control,” said Greg Cicero, senior vice president and head of Mellon WCS. “This is a significant milestone in our ongoing efforts to assist clients who want to employ a variety of electronic alternatives to move their money and thereby derive associated efficiencies. Specifically, we will be able to help clients receive their funds faster and more efficiently, while providing their customers with the convenience of electronic bill payment.”

“By joining Mellon, we will be able to provide our proven solutions to a broader market place,” said Joseph Gage, ClearTran chief executive officer. “Their broader, well-established distribution channels will help increase awareness of our capabilities and enable Mellon to introduce their customers to a wider portfolio of easily accessible, easily implemented electronic payment alternatives.”

Since 2001, Mellon WCS has teamed with ClearTran through a very successful marketing alliance arrangement. By formalizing the relationship, ClearTran and Mellon will be able to expand their combined efforts to deliver fully integrated electronic payment acceptance solutions for billers, which facilitate payments from the Internet, automated voice systems, call centers, kiosks and recurring debit programs.

ClearTran was founded in 1993 to meet an ever-increasing demand for flexible, comprehensive electronic and online bill payment solutions that are implemented quickly and without costly or time-consuming development work. Its clients include mid-sized businesses to globally-recognized Fortune 500 companies, as well as sophisticated government, educational and non-profit organizations. ClearTran’s suite of products and services currently includes electronic bill payment, online bill payment, electronic check, e-check, check by phone, check by web, direct debit, ACH, credit card payment and debit card payment. A detailed company overview can be found at www.cleartran.com.

Mellon Working Capital Solutions, a payments industry leader synonymous with quality performance and known for its innovation and expertise, designs comprehensive solutions through its broad line of cash management services to meet the specialized treasury needs of corporations, nonprofit organizations and financial institutions. Independently-administered customer satisfaction surveys consistently reveal that Mellon WCS continues to distinguish itself from its competition in the areas of operating quality, commitment to cash management and customer service. In addition, Mellon WCS was awarded A rankings for both products and bank perceptions in the 2006 Phoenix-Hecht® Quality IndexTM. Mellon WCS also is the only electronic payments services provider in the U.S. to successfully complete both a Level 3 Capability Maturity Model® (CMM®) assessment for its software engineering practices and attain ISO 9001:2000 Registration. More information on Mellon WCS is available at www.mellon.com/wcs.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing asset management, private wealth management, asset servicing, and payment solutions and investor services. Mellon has approximately $5.1 trillion in assets under management, administration or custody, including $870 billion under management. News and other information about Mellon is available at www.mellon.com.

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